Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is effective as of January 12, 2012, by and among General Growth Management, Inc., a Delaware corporation (“GGMI”), GGP Limited Partnership, a Delaware limited partnership (“GGPLP” and collectively with GGMI, “GGP”), and Rouse Properties, Inc., a Delaware corporation (“Spinco” and together with GGMI and GGPLP, the “Parties”).  Unless otherwise indicated, capitalized terms have the meanings set forth in the Separation Agreement (as hereinafter defined).

WHEREAS, the Parties and/or their respective Affiliates have entered into that certain Separation Agreement (the “Separation Agreement”) dated as of January 12, 2012 pursuant to which GGP will create a new publicly traded company which shall operate the Spinco Business (as defined in the Separation Agreement);

WHEREAS, in anticipation of the transactions contemplated by the Separation Agreement, certain employees of GGP whose employment relates to the Spinco Business, transferred employment from GGP to Spinco on January 1, 2012, and the Parties wish to set forth the terms and conditions of employment of such employees; and

WHEREAS, Spinco’s employees, unless otherwise elected by Spinco in accordance with the terms hereof, ceased to participate in certain employee benefit plans sponsored by GGP on December 31, 2011 and commenced participation in employee benefit plans sponsored by Spinco.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in the Separation Agreement and herein, and other good and valuable consideration, and contingent upon the consummation of the transactions contemplated by the Separation Agreement, the parties hereby agree as follows:

SECTION 1.   Defined Terms.

Capitalized terms not otherwise defined herein shall have the same meanings as in the Separation Agreement or as set forth below, as applicable:

“Beneficiaries” means eligible spouses, dependents, beneficiaries, heirs, successors and assigns of the Business Employees or Former Business Employees.

“Business Employees” means those employees employed by the Spinco Group as of the date hereof and identified on Schedule A hereto.

“COBRA” means Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

“Employee Agreements” means those employment, retention, termination, severance, supplemental retirement, deferred compensation and other similar agreements between the Spinco Group and any Business Employee or Former Business Employee, including, without limitation, the agreements listed on Schedule B hereto.

“FMLA” means the Family and Medical Leave Act of 1993, as amended.

“Former Business Employees” means former employees of the Spinco Group and former employees of the GGP Group who were last employed in the Spinco Business, as identifiable on GGP’s payroll and employment records (including, without limitation, individuals listed on Schedule C hereto).

“GGP Plans” means the employee benefit plans maintained by GGP and its Affiliates for Business Employees in effect immediately prior to the Transfer Date.

“Transfer Date” means January 1, 2012 or such later date as may be agreed by the Parties, but in no event later than the Distribution Date.

SECTION 2.                                        Employment of Business Employees.

(a)            Terms and Conditions of Employment.  For a period of one year following the Distribution Date, the Business Employees shall be entitled to receive, while in the employ of Spinco or any of its Affiliates:  (i) base salary or wages and target cash incentive compensation opportunities having a comparable, employer-provided aggregate value as those provided to such employees immediately prior to the Transfer Date, (ii) employee benefits having a substantially comparable employer-provided aggregate value as employee benefits provided under the applicable GGP Plans immediately prior to the Transfer Date, and (iii) severance benefits that are no less favorable than the severance benefits provided by the GGP Group for such employees in effect immediately prior to the Transfer Date.  Nothing in this Agreement shall require the Spinco Group to establish any specific type of benefit plan (including, without limitation, any tax-qualified or non-qualified defined benefit pension, retiree health or retiree welfare benefits).

(b)            Bonuses and Accrued and Unpaid Wages.  Spinco acknowledges and agrees that as of the Transfer Date, Spinco or a member of the Spinco Group assumed and, subject to the requirements or limitations of applicable Law, shall pay all obligations to each Business Employee pursuant to any cash bonus or commission program if, and to the extent that:  (i) such obligations are payable to such Business Employees after the Transfer Date or (ii) an inter-company charge for such obligations exists as of the Transfer Date.  Consistent with Spinco’s obligation under the first sentence of this Section 1(b), Spinco shall, or shall cause a member of the Spinco Group to, pay Business Employees any amounts due under annual cash bonus or commission programs for the 2011 calendar year on the same basis as in effect immediately prior to the Transfer Date.  In addition, Spinco shall or shall cause a member of the Spinco Group to, subject to the limitations of applicable law, pay all Business Employees their accrued and unpaid wages as of the Transfer Date.

(c)            Employee Agreements.  Subject to the requirements or limitations of applicable Law, the Spinco Group shall retain exclusive responsibility on and after the Transfer Date for all Employee Agreements.  Spinco agrees and acknowledges that, subject to the requirements or limitations of applicable Law, as of the Transfer Date Spinco or a member of the Spinco Group assumed all obligations of the GGP Group under all Employee Agreements pursuant to which any of the GGP Group has any obligation, contingent or otherwise, to any Business Employee or Former Business Employee.

(d)            Accrued and Unused Paid Time-Off; FMLA.  Effective as of the Transfer Date, Spinco agrees and acknowledges that Spinco or a member of the Spinco Group, assumed or retained, as the case may be, all obligations of the GGP Group for the accrued and unused or unpaid paid time-off of the Business Employees as of such date (except as may otherwise be required in accordance with applicable law).  For the avoidance of doubt, GGP shall retain all obligations for and shall cause to be paid to the Business Employees all accrued and unused or unpaid paid time-off (other than sick days, except as required by applicable law) as of December 31, 2011.  With respect to all Business Employees who commence a leave of absence prior to December 31, 2011, Spinco shall, or shall cause a member of the Spinco Group to, provide the benefits mandated by the FMLA or provided pursuant to GGP’s discretionary leave of absence policy, as applicable, with respect to such leave of absence, without regard to whether Spinco or any member of the Spinco Group is subject to the FMLA or is otherwise obligated to honor such leave of absence.

(e)            Credit for Service.  Subject to the requirements or limitations of applicable Law, Spinco shall, or shall cause a member of the Spinco Group to, credit Business Employees for service earned on and prior to the Transfer Date with the GGP Group, and, to the extent recognized under corresponding GGP Plans, any of their respective predecessors, in addition to service earned with the Spinco Group on or after the Transfer Date:  (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of paid time-off, sick days, severance, layoff and similar benefits (but not for purposes of defined benefit pension benefit accruals or vesting of equity compensation awards) under any retirement or other employee benefit plan, program or arrangement of the Spinco Group for the benefit of the Business Employees on or after the Transfer Date and (ii) for such additional purposes as may be required by applicable Law; provided that nothing herein shall result in a duplication of benefits.

SECTION 3.             GGP Plans and Liabilities.

(a)            No Assumption or Transfer of GGP Plans.  Except as otherwise specifically provided in the Agreement, the Spinco Group shall not assume sponsorship of or any administrative obligations under, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts pertaining to, or have any liability with respect to any of the GGP Plans.

(b)            No Assumption of GGP Liabilities.  Except as otherwise specifically provided herein or in the Separation Agreement, the Spinco Group shall not assume any liabilities or obligations of GGP or any other member of the GGP Group under any of the GGP Plans or otherwise have any liability with respect to any of the GGP Plans, with respect to any employee of GGP (other than the Business Employees).

(c)            Participation in GGP Plans.  All Business Employees and Former Business Employees shall, as of January 1, 2012, cease any active participation in and any benefit accrual under all GGP Plans; provided that, if so elected in writing by Spinco not later than January 1, 2012, Business Employees and Former Business Employees may continue participation in the GGP Plans which are welfare benefit plans and which are listed on Schedule D hereto, on the same terms and conditions as in effect from time to time through the end of the calendar month in which the Distribution Date occurs.  Further, Business Employees and Former Business

Employees may continue after January 1, 2012 to participate in accordance with, and subject to their eligibility under, the terms of the applicable GGP Plans as in effect from time to time as follows:

 (i)   as to claims incurred on or prior to December 31, 2011 under the GGP Plans which provide health, disability, worker’s compensation, life insurance or similar benefits; and

(ii)   as to vested and accrued benefits as of January 1, 2012 under the General Growth 401(k) Savings Plan and any other GGP Plan which is a pension or retirement plan.

(d)            Pre-existing Conditions; Coordination.  Subject to the requirements or limitations of applicable Law, Spinco shall, and shall cause each member of the Spinco Group to, waive limitations on benefits relating to any pre-existing conditions of the Business Employees and, to the extent applicable, Beneficiaries.

(e)            Vested Stock Options.  Except as set forth in the Separation Agreement, Spinco shall not assume any obligations or liabilities for stock options granted to Business Employees and Former Business Employees under the GGP Plans that were vested on or prior to the Transfer Date (the “Vested Options”).

(f)            Unvested Stock Options and Restricted Shares.  As soon as practicable following the Distribution Date Spinco shall grant stock options to purchase common shares of Spinco (“Spinco Options”) and/or restricted common shares of Spinco (“Spinco Restricted Shares”) to each Business Employee who forfeited unvested stock options to purchase common shares of General Growth Properties, Inc. (“GGP Options”) and/or restricted common shares of General Growth Properties, Inc. (“GGP Restricted Shares”) as a result of the transactions contemplated by the Separation Agreement.  The number of Spinco Options and Spinco Restricted Shares to be granted shall be determined as follows with respect to each such Business Employee:

 (i)   a number of Spinco Restricted Shares (rounded up to the nearest whole share) having a fair market value on the date of grant equal to the sum of (A) the fair market value of the forfeited GGP Restricted Shares and (B) the aggregate spread value of each forfeited GGP Option; and

(ii)   a number of Spinco Options such that on the date of grant of such Spinco Options the aggregate fair market value of the Spinco Restricted Shares and the shares subject to the Spinco Options equals the fair market value of the forfeited GGP Restricted Shares and the shares subject to the forfeited GGP Options.  The per share exercise price of the Spinco Options shall equal the fair market value of a common share of Spinco on the date of grant.

In addition, each Business Employee shall have received the shares of Spinco issued in respect of the GGP Restricted Shares (both vested and unvested) and the exercise price of the GGP Options shall have been reduced by the value of the Spinco shares that would have issued on the shares subject to the GGP Options on the Distribution Date (had such options been exercised).  For the avoidance of doubt, for purposes of determining the number of Spinco Options and Spinco Restricted Shares to be granted to each Business Employee, (A) the value of any shares of Spinco distributed with respect to the GGP Restricted Shares shall be disregarded when determining the fair market value of the GGP Restricted Shares and (B) any adjustments made to the exercise price of the GGP Options in connection with the transactions contemplated by the Separation Agreement shall be taken in to account when determining the aggregate spread value of the forfeited GGP Options.

(g)            COBRA.  Unless otherwise agreed in writing by the Parties, as of the January 1, 2012 or such later date as may be agreed to by the Parties pursuant to Section 3(c) hereof, Spinco shall, or shall cause a member of the Spinco Group to, assume all obligations to provide continuation health care coverage in accordance with COBRA to all Business Employees and Former Business Employees and their qualified Beneficiaries who incur or incurred a qualifying event at any time, including all obligations with respect to all health claims incurred on or after such date.

SECTION 4.             Reimbursement of Costs.

(a)            Except as set forth in Section 4(b) below or with respect to the Vested Options, Spinco shall reimburse GGP for all amounts actually paid by any member of the GGP Group on and after the Transfer Date (including allocations of actual estimated annual expenses, consistent with past practice) (i) with respect to the Business Employees and Former Business Employees, to the extent not paid directly by Spinco, and (ii) in connection with the provision of coverage for Business Employees and Former Business Employees under the GGP Plans listed on Schedule D hereto (including insurance premiums, claims and costs of administration).  Such amounts shall be paid via wire transfer of immediately available funds into a bank account designated by GGP promptly and in no event later than thirty (30) days following GGP’s delivery of an invoice of such expenses.

(b)            GGP shall reimburse Spinco for all amounts actually paid by any member of the Spinco Group with respect to any 2011 annual cash bonuses, commissions as well as accrued and unpaid wages, paid to Business Employees in accordance with Section 2(b) hereof, including the employer portion of any related payroll taxes.  Such amounts shall be paid via wire transfer of immediately available funds into a bank account designated by Spinco promptly and in no event later than thirty (30) days following Spinco’s delivery of an invoice of such expenses.

SECTION 5.             Obligations Net of Insurance Proceeds and Other Amounts.

(a)            The amount which Spinco is required to pay under this Agreement will be reduced by any Insurance Proceeds theretofore actually recovered in respect of the related Liability.  If a Party receives a payment (an “Indemnity Payment”) required by this Agreement from Spinco in respect of any Liability and subsequently receives Insurance Proceeds, then such Party will pay to Spinco an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by Spinco in respect of such Liability.

(b)            An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.  GGP shall use its commercially reasonable efforts to seek to collect or recover any Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which GGP is entitled in connection with any Liability for which GGP seeks indemnification pursuant to this Agreement; provided, that GGP’s inability to collect or recover any such Insurance Proceeds shall not limit Spinco’s obligations hereunder.

(c)            Any Indemnity Payment under this Agreement shall be increased to take into account any inclusion in income of GGP arising from the receipt of such Indemnity Payment and shall be decreased to take into account any reduction in income of GGP arising from such indemnified Liability.  For purposes hereof, any inclusion or reduction shall be determined (i) using the highest marginal rates in effect at the time of the determination and applicable to a corporate resident of Chicago, Illinois and (ii) assuming that GGP, including any entity that qualifies as a real estate investment trust, will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

SECTION 6.             Impermissibility; Good Faith.

In the event that any provision hereof is not permissible under any Law or practice, the parties agree that they shall in good faith take such actions as are permissible under such Law or practice to carry out to the fullest extent possible the purposes of such provision.

SECTION 7.             Restrictive Covenants Relating to Employees.

(a)            Non-Solicitation by GGP.  GGP and members of the GGP Group shall not, directly or indirectly, induce or attempt to induce any Business Employee to leave the employ of the Spinco Group (or any member thereof), or solicit, recruit, or attempt to solicit or recruit any Business Employee.  The foregoing covenant in the immediately preceding sentence shall apply for a period of two years following the Distribution Date.

(b)            Non-Solicitation by Spinco.  Spinco and members of the Spinco Group shall not, directly or indirectly, induce or attempt to induce to leave the employ of the GGP Group any employee of the GGP Group not identified on Schedule A.  The foregoing covenant shall apply for a period of one year following the Distribution Date and for any employee working on a transition services agreement project, apply for a period of one year from the date of termination of his or her performance of transition services, regardless of the length of time on the project.

(c)            Exceptions.  Notwithstanding the limitations in this Section 7 applicable to employees of the GGP Group or the Spinco Group (collectively, the “Restricted Employees”), such limitations will not prohibit the GGP Group or the Spinco Group from:  (i) attempting to hire or hiring any Restricted Employee after the termination of such employee’s employment at any time after the Effective Time by the GGP Group or the Spinco Group, as the case may be, (ii) placing public advertisements or conducting any other form of general solicitation that is not specifically targeted towards the Restricted Employees, including the use of an independent employment agency or search firm whose efforts are not specifically directed at Restricted Employees, and hiring any Restricted Employee that responds to such solicitation or (iii)

soliciting and hiring specifically identified Restricted Employees with the prior agreement of the other Party.

SECTION 8.             Cooperation and Assistance.

(a)            Mutual Cooperation.  After the Effective Time, to the extent permitted by Law, each of Spinco and GGP shall, and shall cause the Spinco Group and the GGP Group, respectively, to, provide to the other Party such current information regarding the Business Employees or Former Business Employees, and their Beneficiaries, on an ongoing basis upon any reasonable request, as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, the Business Employees and Former Business Employees and their Beneficiaries.

(b)            Claims Assistance.  To the extent permitted by Law, each of Spinco and GGP shall, and shall cause the Spinco Group and the GGP Group, respectively, to, permit their respective employees to provide, at the other Party’s expense, such reasonable assistance to the other Party as may be required in respect of claims (whether asserted or threatened) against the GGP Group or the Spinco Group, respectively, other than with respect to claims by the other Party, to the extent that (i) such employee has particular knowledge of relevant facts or issues or (ii) such employee’s assistance is reasonably necessary in respect of any such claim.

(c)            Consultation with Employee Representative Bodies.  The parties hereto shall, and shall cause their respective Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, employee representative bodies (including any unions) which represent employees affected by the transactions contemplated by this Agreement.

SECTION 9.       Employment Files.

As of the Transfer Date, to the extent permitted by HIPAA and other applicable law, GGP shall, and shall cause the GGP Group to provide to Spinco all employment files of the Business Employees and Former Business Employees; provided, that, GGP and the GGP Group shall not transfer any performance evaluations relating to the Transferred Employees.  GGP and the GGP Group may retain copies of any employment files transferred to Spinco.

SECTION 10.    Employee Data Protection.

(a)            “Personal Data” includes:  (i) any information relating to an identified or identifiable natural person who is an employee of GGP or any of its Affiliates and that (A) is obtained by the Spinco Group from GGP or any of its Affiliates or representatives, (B) is processed by the Spinco Group on behalf of the GGP Group, or (C) is created by the Spinco Group based on (A) or (B) above, and (ii) any information relating to an identified or identifiable natural person who is an employee of Spinco or any of its Affiliates and that (A) is in the GGP Group’s possession, custody or control as of the Effective Time, (B) is obtained by the GGP Group from Spinco or any of its Affiliates or representatives, (C) is processed by the GGP Group on behalf of the Spinco Group, or (D) is created by the GGP Group based on (A), (B), or (C) above.

(b)            Spinco shall, and shall cause the Spinco Group to, and GGP shall, and shall cause the GGP Group to, comply with all applicable Laws regarding the maintenance, use, sharing or processing of the other Party’s Personal Data, including, but not limited to:  (i) compliance with any applicable requirements to provide notice to, or obtain consent from, the data subject for processing of the data after the Effective Time, and (ii) taking any other steps necessary to ensure compliance with data protection Laws, including but not limited to, the execution of any separate agreements with the other Party to facilitate the lawful processing of certain Personal Data (such agreements to be executed before or after the Effective Time, as necessary).

(c)            Spinco shall, and shall cause the Spinco Group to, and GGP shall, and shall cause the GGP Group to, share and otherwise process the other Party’s Personal Data only on a need-to-know basis, only as legally permitted and to the extent necessary to perform its obligations under the Separation Agreement and the Ancillary Documents or to process benefits under applicable employee benefit plans.  Each of Spinco and GGP agrees that it shall not otherwise disclose any of the other Party’s Personal Data to third parties without the express written approval of the other Party unless required by applicable Law.  Each of Spinco and GGP shall use reasonable, technical and organizational measures to ensure the security and confidentiality of the other Party’s Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss.  Each of Spinco and GGP shall promptly inform the other Party of any breach of this security and confidentiality undertaking, unless prohibited from doing so by Law or at the request of a Governmental Authority.

SECTION 11.           Miscellaneous.

(a)            No Third-Party Beneficiaries.  All provisions contained in this Agreement are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including, without limitation, any Business Employees, Former Business Employees, any Beneficiary or any participant in any GGP Plan.  Nothing in this Agreement shall amend any GGP Plan.

(b)            No Rights to Continued Employment or Change in At-Will Status.  Neither Spinco nor any member of the Spinco Group shall be obligated to employ any employee of GGP or any of its Affiliates or the Spinco Group, or continue to employ any Business Employee for any specific period of time, subject to applicable Law and the Employee Agreements.

(c)            No Limitation on Ability to Amend Plans.  Except as expressly set forth in this Agreement, nothing in this Agreement or in the Separation Agreement or Ancillary Documents shall require any member of the Spinco Group, or any of Spinco’s Affiliates, to continue or amend any particular benefit plan after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

(d)            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

(e)            Assignment.  This Agreement shall not be assigned by either party without the prior written consent of the other party.  Notwithstanding the foregoing, either party may assign (i) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business; provided, however, that, in each case, no such assignment shall (i) release the assigning party from any liability or obligation under this Agreement or (ii) change any of the steps in the Spinoff Plan or the Plan.

(f)            Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to this Agreement.  No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

(g)            Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be signed as of the date first above written.

GENERAL GROWTH MANAGEMENT, INC.

By:	/s/ Marvin J. Levine
Name:	Marvin J. Levine
Title:	Senior Vice President

GGP LIMITED PARTNERSHIP

By:	/s/ Marvin J. Levine
Name:	Marvin J. Levine
Title:	Senior Vice President

ROUSE PROPERTIES, INC.

By:	/s/ Michael McNaughton
Name:	Michael McNaughton
Title:	Chief Operating Officer

Schedule A — GGP Employees

1. Names omitted.

Schedule B - Employee Agreements

1)              Employment Agreement, dated November 14, 2011, by and between Rouse Properties, Inc. and Andrew Silberfein

2)              Letter Agreement, dated November 14, 2011, by and between Rouse Properties, Inc. and Andrew Silberfein

Schedule C — Former Business Employees

1. Names omitted.

Schedule D — GGP Welfare Plans

GGP Limited Partnership Medical Plan

GGP Limited Partnership Dental Plan

GGP Limited Partnership Vision Plan

GGP Limited Partnership Life & Disabilty Plan